CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
City National Rochdale Alternative Total Return Fund LLC

We consent to the use of our report dated November 27, 2013, with respect to the financial statements and financial highlights of City National Rochdale Alternative Total Return Fund LLC (formerly, the Rochdale Alternative Total Return Fund LLC) as of and for the year ended September 30, 2013 incorporated by reference herein, and to the reference to us under the heading “Financial Highlights and Financial Statements” in the Registration Statement filed on Form N-14.

/s/ PKF O’Connor Davies
A Division of O’Connor Davies LLP

New York, New York
March 20, 2014